Filed Pursuant To Rule 433

Registration No. 333-248099

August 28, 2020

SPDR® Gold ETFs A leader in gold investing GLD® The Largest and Most Liquid Gold ETF1 GLDMSM Our Low Expense Ratio Gold ETF $80.9B in Gold ETF Assets2 16 Years Since Launching the First US Gold ETF (GLD) 2 Products to Access the Gold Market Learn more at spdrs.com/gold 1 Source: Bloomberg Financial L.P. & State Street Global Advisors; measuring by nominal value, date as of June 30, 2020 2 Source: Bloomberg Financial L.P. and State Street Global Advisors, Date as of August 21, 2020. Figure represents assets for SPDR Gold Shares and SPDR Gold MiniShares, for which State Street Global Advisors Funds Distributors, LLC serves as marketing agent. Disclosures: Important risk information Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust (“GLD®”) and SPDR® Gold MiniSharesSM Trust (“GLDMSM”), a series of the World Gold Trust (together, the “Funds”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities and commodity-index linked securities may be by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may set any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”) and SPDR® Gold MiniSharesSM Trust (“GLDMSM”): The SPDR Gold Trust (“GLD”) and the World Gold Trust have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for GLD and GLDM, respectively. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these Please see each Fund’s prospectus for a detailed discussion of the risks of investing in each Fund’s shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. None of the Funds is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD and GLDM are not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of each of GLD and GLDM do not have the protections a orded by the CEA. Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value. The values of GLD shares and GLDM shares relate directly to the value of the gold held by each Fund (less its expenses), respectively. Fluctuations in the price of gold could materially and adversely a ect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. None of the Funds generate any income, and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an of the Sponsor of each of GLD and GLDM. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. MiniSharesSM and GLDMSM are service marks of WGC USA Asset Management Company, LLC used with the permission of WGC USA Asset Management Company, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective a liates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD and GLDM: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com © 2020 State Street Corporation. All Rights Reserved. State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA 02210 Not FDIC Insured - No Bank Guarantee - May Lose Value ID285256-2674075.2.1.AM.RTL 0820 Exp 10/31/20

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.